EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (hereinafter referred to as the “Agreement”) has been entered into, and effective as of, this 1st day of April 2012 (the “Effective Date”), by and between Identive Group, Inc., a company incorporated under Delaware law and having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, United States of America (hereinafter, together with its subsidiaries and affiliates, “Identive” or the “Company”), and Jason Hart, being resident at 8116 Mill Creek Road, Fremont, CA (the “Executive”).

     This Agreement supersedes, amends and replaces in its entirety that certain Executive Employment Agreement, dated May 2, 2011 (the “Original Agreement”), between the Executive and idOnDemand, Inc., a wholly-owned subsidiary of the Company (“idOD”).

1. POSITION AND RESPONSIBILITIES

     The Executive shall serve as Executive Vice-President of Identive, Identity Management and Cloud Solutions, and will also serve as Chief Executive Officer of idOD. The Executive shall report directly to the Chief Executive Officer of the Company or such other individual or individuals as the Company may determine from time to time. Executive shall fully and faithfully perform such duties, fulfil such obligations and exercise such powers as are incidental to such position. Executive shall devote his full attention to his position by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the development of the Hirsch Identive, idOD, mobility and NFC business units within the Company and such other areas of responsibility as shall be assigned to him from time to time by the Chief Executive Officer of the Company.

     Executive will be based at the Company’s executive offices in Santa Ana, California, and shall maintain an office at the idOD technology office in Northern California. Executive will be expected to travel on Company business as may be required for the proper performance of his duties under this Agreement.

2.	COMPENSATION

(a) Base Salary. During the term of this Agreement, Executive shall be paid a base salary in the aggregate annual amount equal to $250,000, payable in 24 equal semi-monthly instalments, less applicable federal, state and local taxes and withholding (the “Base Salary”). Executive acknowledges and agrees that his position is exempt for purposes of requirements under the U.S. Fair Labor Standards Act and other applicable law, and that proper performance of his duties may work in excess of the normal 40-hour work. Accordingly, Executive shall not be entitled to overtime compensation.

     (b) Bonus. For services rendered during the term of this Agreement, Executive shall be eligible to receive an annual bonus (the “Bonus”), subject to satisfaction of performance criteria and overall contribution to the Company, based upon achievement of agreed objectives, in an amount up to 200% of annual Base Salary, of which 50% of the Bonus amount shall be payable in cash and 50% shall be payable in shares of the Company’s common stock.

     All stock-based payments shall be subject to the terms and conditions of the Company’s executive stock and incentive plans, as in effect from time to time, and shall include a 36-month lock up or deferral period. The exact amount of the Bonus, if any, and the criteria for achieving the Bonus shall be subject to change and shall be determined by the Chief Executive Officer and the Company’s Compensation Committee. There is no guarantee that a Bonus in any amount or at all will be paid to the Executive in any year.

3.	BENEFITS, PERQUISITES AND BUSINESS EXPENSES

(a) Executive shall be eligible to participate in the Company’s stock option plan as in effect from time to time. Any grant or award of options shall be at the discretion of the Company’s Compensation Committee. The term and vesting schedule shall be as set out in the grant notice.

     (b) Executive shall be entitled to be reimbursed for all reasonable expenses, including travel, incurred in connection with the performance of his duties under this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient supporting evidence of amounts incurred.

     (c) Executive shall be eligible to participate in the Company’s standard health insurance plans and other customary benefits in effect from time to time. Such plans and other customary benefits are subject to change from time to time in the sole discretion of the Company.

     (d) Executive shall be entitled to four (4) weeks of paid vacation per annum in addition to all federal and California public holidays. Any unused vacation at the end of a calendar year may not be carried over to the subsequent year, or otherwise accumulated.

4.	TERM; TERMINATION

(a) Term. The initial term of this Agreement shall commence on the Effective Date and expire on May 2, 2014 (the “Initial Term”), and may be extended for such additional period or term as may be agreed in writing by the Company and the Executive at any time prior to the expiration of the Initial Term.

     (b) Termination by the Company without Cause. The Company shall be entitled to terminate this Agreement at any time without cause for any reason or no reason by providing the Executive one (1) year prior written notice of the termination. The Company agrees to continue to pay the Executive’s semi-monthly instalments of the Base Salary and, if applicable, the pro rata amount of any Bonus payment until the end of the notice period. Executive shall be entitled to a continuation of all benefits and perquisites, including reimbursement of business expenses if approved in advance, from the date of such written notice until the effective date of termination.

     (c) Termination by Executive. Executive shall be entitled to terminate this Agreement at any time for any reason or no reason by providing the Company one (1) year prior written notice of the termination. The Company agrees to continue to pay the Executive’s semi-monthly instalments of the Base Salary and, if applicable, the pro rata amount of any Bonus payment until the end of the notice period. Executive shall be entitled to a continuation of all benefits and perquisites, including reimbursement of business expenses if approved in advance, from the date of such written notice until the effective date of termination.

     (d) Termination by the Company for Cause. The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer and employee of the Company and as an officer and employee of each and every affiliate in the Company and in such an event there will be no continuation of instalment payments of Base Salary, Bonus or any other payments by the Company to the Executive. For purposes of this paragraph 4(d), “cause” shall include, without limitation, the following circumstances:

i)	The Executive has been convicted of a criminal offense or act involving moral turpitude, fraud or embezzlement;

ii)	The Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or fraud, or, (iii) has wilfully failed to comply with a lawful instruction or directive from the Chairman, Chief Executive Officer, Chief Financial Officer, or other direct superior of the Company, which is not otherwise cured within thirty (30) days of notice of such breach.

iii)	The Executive has breached a material term of this Agreement, which breach is not cured within ninety (90) days of notice.

     Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

     (e) Mutual Termination without Cause. The parties may terminate this Agreement at any time without cause (as the term “cause” is defined in paragraph 4(d) above) by mutual written agreement.

     (f) Disability Termination. “Disability Termination,” for purposes of this Agreement, means termination by the Company of the Executive’s employment by reason of the Executive’s incapacitation due to disability. The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) ninety (90) or more of the consecutive working days during the twelve (12) consecutive full calendar months then ending. Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods. If the Company elects to implement a Disability Termination, it shall be effective upon notice by the Company, and the Company shall continue to pay to Executive his Base Salary for a six (6) month period beginning on the effective date of the

Disability Termination in monthly instalments consistent with the Company’s normal payroll schedule and Executive shall be entitled to a pro rata portion (based upon the portion of the Bonus period ending on the effective date of the Disability Termination) of any Bonus payment pursuant to the terms of the Bonus plan, in addition to any disability benefits that may be available.

     (g) Effect of Termination. The Executive agrees that, upon delivery of notice of termination of this Agreement by either party for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any and all positions then held with the Company and each and every subsidiary and affiliate of the Company. In such event, Executive shall, at the request of the Company or any such subsidiary or affiliate, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with Executive.

     The Executive agrees that upon termination of his employment, whether termination is voluntary or involuntary or with or without cause, Executive shall deliver to the Company (and will not keep in his possession, reproduce, or provide to anyone else) any and all records, data, notes, reports, correspondence, materials, documents, produced or developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company.

     (h) Survival of Terms. It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company, respectively, up to and including the effective date of termination. The provisions of paragraphs 3(b), 5, 6, 7, 9, 11 and 12 of this Agreement shall remain and continue in full force and effect following the termination of this Agreement.

5.	CONFIDENTIAL INFORMATION; ASSIGNMENT OF INVENTIONS

(a) Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of three years thereafter, to any person not employed by the Company or by any subsidiary or affiliate of the Company or not engaged to render services to the Company or to any such subsidiary or affiliate, any trade secrets or confidential information of or relating to the Company or any of its subsidiaries or affiliates obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information that is (i) known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement), (ii) required to be disclosed in accordance with applicable law or pursuant to a court order applicable to the Executive, or (iii) otherwise authorized by the Chairman, Chief Executive Officer or the Chief Financial Officer of the Company to be disclosed by the Executive. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, research and development, data, software developments, documents and information regarding the Company’s technologies, operations, business methods, plans, strategies, marketing, customers, prospects, vendors, business relationships, legal affairs, financial affairs, financial projections, sales, revenues, debts, costs, investors, equity structure, compensation, personnel data, and all other proprietary or confidential documents, information, hardware, software, and data related to or owned by the Company. The term “trade secrets” shall have the meaning ascribed to that term by applicable state or federal law.

     (b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, reproduce in any medium, or use, without the prior written consent of the Chairman, Chief Executive Officer, or Chief Financial Officer of the Company, any drawing, blueprint, specification, report, financial data or other document belonging or relating to the Company or any of its subsidiaries or affiliates. Executive agrees to promptly return to the Company, or at the Company’s request, destroy any such materials.

     (c) Executive understands and agrees that any and all right or interest the Executive obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by the Executive prior to the termination of this Agreement which relate to or arise out of Executive’s employment are expressly regarded as “works for hire,” as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). The Executive hereby assigns to the Company the sole and exclusive right to such Inventions. The Executive agrees to promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, the Executive will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this paragraph shall continue beyond the termination of the Executive’s employment with respect to such Inventions conceived of, reduced to practice, or developed by the Executive during the term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section.

     In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company as its duly authorized officer and agent and the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

6.	NON-COMPETITION, NON-SOLICITATION

(a) The Executive acknowledges that the Stock Purchase Agreement, dated as of April

29, 2011, between Identive and the sellers named therein (the “Purchase Agreement”), requires that (i) from the Closing Date (as defined in the Purchase Agreement) and for a period of five (5) years thereafter, the Executive will refrain from certain non-competitive activities as set forth in Section 7.4 thereof, which provisions are incorporated by reference herein in their entirety and made a part hereof as if fully set forth herein and (ii) from the Closing Date and for a period of five (5) years thereafter, the Executive will refrain from certain non-solicitation activities as set forth in Section 7.4 thereof, which provisions are incorporated by reference herein in their entirety and made a part hereof as if fully set forth herein. The Executive acknowledges that these restrictions are reasonable in scope and duration, and that the Executive has received valuable consideration in exchange for agreeing to these restrictions which are contained in a contract for the purchase and sale of a business.

     (b) The parties acknowledge and agree that the Executive shall continue to be bound, for all purposes, to that certain Proprietary and Confidential Information, Developments and Non-Solicitation Agreement, by and between idOD and the Executive, dated as of April 30, 2009 (the “Inventions Agreement”), the provisions of which are incorporated herein by reference in their entirety and made a part hereof as if fully set forth herein.

7.	COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

     (b) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8. NOTICES

     Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated in the preamble of this Agreement or at such other address as the parties may have specified by similar notice.

     Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

9.	PRIOR AGREEMENTS; ENTIRE AGREEMENT

(a) The Company and the Executive mutually agree, in accordance with paragraph

5(b) of the Original Agreement, that as of the Effective Date hereof the Original Agreement shall be automatically terminated and shall have no further force and effect. All rights and obligations of the parties from and after the Effective Date shall be governed by the terms and conditions contained herein.

     (b) Executive represents that the performance of his duties as an officer and employee of the Company will not breach any agreement with a prior employer or any other party, and Executive agrees that he will not disclose to the Company or induce the Company to use any confidential information or trade secrets belonging to a prior employer or any other party.

     (c) This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and, except for the terms of the Inventions Agreement and Section 7.4 of the Purchase Agreement, supersedes all prior agreements (including the Original Agreement) and understandings, oral or written, between the parties hereto, relating to such matters.

10. ASSIGNMENT

     The rights and obligations of the Executive under this Agreement shall not be assignable or transferable by the Executive without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any subsidiary, affiliate or successor-in-interest of the Company at any time in its sole discretion. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11. APPLICABLE LAW

     This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of the State of California, with regard to conflicts principles.

12. ARBITRATION

     In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in Orange County, California, with one arbitrator selected by mutual agreement of the parties and with each party bearing its own costs. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is pre-empted.

EACH OF THE COMPANY AND EXECUTIVE ACKNOWLEDGES AND AGREES THAT, BY AGREEING TO ARBITRATE, EACH PARTY IS WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

13. AMENDMENT OR MODIFICATION; WAIVER

     No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

14. COUNTERPARTS AND SIGNATURES.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature (including signature in Adobe PDF or similar format).

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     In witness hereof, the parties hereto have duly executed this Agreement on the date first above written.

IDENTIVE GROUP, INC.

EXECUTIVE

By: /s/ Ayman S. Ashour	/s/ Jason Hart

Name: Ayman S. Ashour	Name: Jason Hart
Title: CEO and Chairman of the Board